Exhibit 3.54

MILLCREEK SCHOOLS, INC.

AMENDED AND RESTATED BYLAWS

Adopted as of January 22, 2001

Corporate Bylaws

Article I. Definitions	1
1.01 Code	1
1.02 Record Date	1
1.03 Voting Group	1
1.04 Corporation	1
1.05 Director or Officer	1
1.06 Disinterested Director or Officer	1
1.07 Liability	1
1.08 Official Capacity	2
1.09 Party	2
1.10 Proceeding	2

Article II. Offices and Agents	2
2.01 Registered Office and Agent	2
2.02 Other Offices	2

Article III. Meetings of the Shareholders	2
3.01 Annual Meetings	2
3.02 Special Meetings	2
3.03 Quorum	3
3.04 Adjournment and Reconvention	3
3.05 Presiding Officer	3
3.06 Vote Required for Action	3
3.07 Shares Held by Another Corporation	3
3.08 Method of Voting Shares	3
3.09 Proxies	4
3.10 Action Without a Meeting	4
3.11 Notice	4

Article IV. Board of Directors	4
4.01 Powers	4
4.02 Number	4
4.03 Election	5
4.04 Term of Office	5
4.05 Removal	5
4.06 Vacancies	5
4.07 Committees	5
4.08 Compensation	5

Article V. Meetings of the Board of Directors	6
5.01 Regular Meetings	6
5.02 Special Meetings	6
5.03 Quorums	6
5.04 Adjournments	6
5.05 Action Without a Meeting	6
5.06 Meetings by Telephone	6
5.07 Place of Meetings	6
5.08 Notice of Meetings	7
5.09 Vote Required for Action	7

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Article VI. Shareholder and Director Notices	7
6.1 Delivery of Notice	7
6.2 When Effective	7
6.3 Waiver	8
6.4 Notice Following Adjournment	8

Article VII. Officers	8
7.01 Number	8
7.02 Chairman of Board	9
7.03 President	9
7.04 Vice President	9
7.05 Secretary	9
7.06 Treasurer	9
7.07 Appointment, Term, and Removal	10
7.08 Compensation	10
7.09 Bonds	10

Article VIII. Indemnification	10
8.01 Basic Indemnification Arrangement	10
8.02 Advances for Expenses	11
8.03 Court-Ordered Indemnification and Advances for Expenses	11
8.04 Determination and Authorization of Indemnification	12
8.05 Indemnification of Employees and Agents	12
8.06 Shareholder Approved Indemnification	12
8.07 Insurance	13
8.09 Witness Fees	13
8.10 Report to Shareholders	14
8.11 Effect of Amendments	14

Article IX. Stock Certificates	14
9.01 Authorization and Issuance	14
9.02 Form	14
9.03 Registered Shareholders	14
9.04 Transfer of Shares	14
9.05 Record Date	14
9.06 Lost, Stolen, or Destroyed Certificates	15

Article X. Miscellaneous	15
10.01 Fiscal Year	15
10.02 Corporate Seal	15
10.03 Corporate Records	15
10.04 Annual Financial Statements	15
10.05 Amendments	15
10.06 Conflict with Articles of Incorporation or Law; Severability	16

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Article I. Definitions

1.01 Code

The Code means the applicable titles, parts, chapters, sections, and other divisions of the state of incorporation’s statutory scheme governing the formation and operation of corporations.

1.02 Record Date

Record Date means the date established under the Code on which the corporation determines the identity of its shareholders and their shareholdings. Such determination shall be made as of the close of business on the record date unless another time for doing so is specified when the record date is fixed.

1.03 Voting Group

Voting Group means all shares of one or more classes or series that under the articles of incorporation or the Code are entitled to vote and be counted together collectively on a matter at a meeting of the shareholders. All shares entitled by the articles of incorporation or the Code to vote generally on the matter are for that purpose a single voting group.

1.04 Corporation

Corporation includes any domestic or foreign predecessor entity of the corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

1.05 Director or Officer

Director or Officer means an individual who is or was (i) a member of the Board of Directors, (ii) an individual elected or appointed by the Board of Directors to serve as an officer, or (iii) a member of any duly constituted Committee of the Board of Directors. “Director” or “officer” includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

1.06 Disinterested Director or Officer

“Disinterested Director” or “Disinterested Officer” means a director or officer who, with respect to a determination of the authorization or non-authorization of an expense advancement or of indemnification, is neither:

(i)	the individual whose indemnification or expense advancement is the subject of the decision being made; nor

(ii)	An individual having a familial, financial, professional, or employment relationship with the person whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s or officer’s judgment when voting on the decision being made.

1.07 Liability

Liability means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

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1.08 Official Capacity

When used with respect to a director, Official Capacity means the office of director in the corporation. When used with respect to an officer, Official Capacity means the office in the corporation held by the officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

1.09 Party

Party includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

1.10 Proceeding

Proceeding means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

Article II. Offices and Agents

2.01 Registered Office and Agent

The corporation shall maintain a registered office and have a registered agent, whose business office address is identical to that of the registered office, in its state of incorporation and in each state in which the corporation is qualified to do business.

2.02 Other Offices

In addition to its registered office, the corporation may have offices at any other place or places, within or without the state of incorporation, as the Board of Directors may from time to time select or as the business of the corporation may require or make desirable.

Article III. Meetings of the Shareholders

3.01 Annual Meetings

An annual meeting of the shareholders shall be held for the election of directors at such date, time, and place, either within or without the state of incorporation, as may be designated by resolution of the Board of Directors from time to time. Such resolution shall designate the date, time, and place of the meeting. Any other proper business may be transacted at the annual meeting. If an annual meeting is not held as provided in this bylaw, any business, including the election of directors, that might properly have been acted upon at that meeting may be acted upon at a special meeting in lieu of the annual meeting held pursuant to these bylaws or held pursuant to a court order.

3.02 Special Meetings

Special meetings of the shareholders may be called for any purpose or purposes at any time by the Board of Directors, or by the President of the corporation, or by a Committee of the Board of Directors that has been duly designated and authorized by resolution of the Board of Directors to call such meetings. In addition, the Board of Directors shall call such a meeting upon the written request of shareholders holding at least twenty percent (20%) of all the votes entitled to be cast on the issue or issues proposed to be considered at the requested special meeting.

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3.03 Quorum

With respect to shares entitled to vote as a separate voting group on a matter at a meeting of shareholders, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the matter by the voting group shall constitute a quorum of that voting group for action on that matter unless the articles of incorporation or the Code provide otherwise. Once a share is represented for any purpose at a meeting, other than solely to object to holding the meeting or to transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be set for the adjourned meeting pursuant to the bylaw governing the fixing of the record date with regard to shareholder action.

3.04 Adjournment and Reconvention

Whether or not a quorum is present to organize a meeting, any meeting of shareholders may be adjourned by the holders of a majority of the voting shares represented at the meeting to reconvene at a specific time and place, but no later than 120 days after the date fixed for the original meeting unless the requirements of the Code concerning the selection of a new record date have been met. At any reconvened meeting within that time period, any business may be transacted that could have been transacted at the meeting that was adjourned.

3.05 Presiding Officer

The Chief Executive Officer shall serve as the Presiding Officer of every meeting of shareholders unless another person is elected by the shareholders to serve as Presiding Officer at the meeting. The Presiding Officer shall appoint any persons he deems required to assist with the meeting.

3.06 Vote Required for Action

If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, provisions of these bylaws validly adopted by the shareholders, or the Code requires a greater number of affirmative votes. If the articles of incorporation or the Code provide for voting by two or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately. Action may be taken by one voting group on a matter even though no action is taken by another voting group entitled to vote on the matter. With regard to the election of directors, unless otherwise provided in the articles of incorporation, if a quorum exists, action on the election of directors is taken by a plurality of the votes cast by the shares entitled to vote in the election.

3.07 Shares Held by Another Corporation

Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the by-laws of such other corporation may prescribe, or, in the absence of such a provision, as the board of directors of such other corporation may determine.

3.08 Method of Voting Shares

Unless the articles of incorporation or the Code provide otherwise, each outstanding share having voting rights shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders. Voting on all matters shall be by voice vote or by show of hands unless any qualified voter, prior to the voting on any matter, demands vote by ballot, in which case each ballot shall state the name of the shareholder voting and the number of shares voted by him, and if the ballot be cast by proxy, it shall also state the name of the proxy.

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3.09 Proxies

A shareholder entitled to vote on a matter may vote in person or by proxy pursuant to an appointment of proxy executed in writing by the shareholder or by his attorney-in-fact. An appointment of proxy shall be valid for only one meeting to be specified therein, and any adjournments of such meeting, but shall not be valid for more than eleven months unless expressly provided therein. Appointments of proxy shall be dated and filed with the records of the meeting to which they relate. If the validity of any appointment of proxy is questioned, it must be submitted to the secretary of the meeting of shareholders for examination or to a proxy officer or committee appointed by the meeting’s presiding officer. The secretary of the meeting or, if appointed, the proxy officer or committee, shall determine the validity or invalidity of any appointment of proxy submitted for examination. Reference in the minutes of the meeting by the secretary or, if appointed, the proxy officer or committee, as to the regularity of an appointment of proxy shall be received as prima facie evidence of the facts stated for the purpose of establishing the presence of a quorum at the meeting and for all other purposes.

3.10 Action Without a Meeting

Any action required or permitted to be taken at a meeting of the shareholders, may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. Or, if allowed by the articles of incorporation, such action may be taken without a meeting by persons who would be entitled to vote shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action without a meeting must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. The corporation shall give written notice of actions so taken.

3.11 Notice

Unless waived as contemplated in these bylaws, a notice of each meeting of shareholders, stating the date, time, and place of the meeting shall be given not less than ten (10) days nor more than sixty (60) days before the date thereof, to each shareholder entitled to vote at that meeting. In the case of an annual meeting, the notice need not state the purpose or purposes of the meeting unless the articles of incorporation or the Code requires otherwise. In the case of a special meeting, including a special meeting in lieu of an annual meeting, the notice of meeting shall state the purpose or purposes for which the meeting is called.

Article IV. Board of Directors

4.01 Powers

All corporate powers, which are lawful and do not violate any legal agreement among shareholders and which are not prohibited by the articles of incorporation or these bylaws, shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under, the direction of the Board of Directors. The Board of Directors may, by resolution, vote any shares of stock owned by the corporation. Also, the Board of Directors from time to time in its discretion may authorize or declare distributions or share dividends in accordance with the Code.

4.02 Number

The number and composition of the corporation’s Board of Directors shall initially be that which is specified in the articles of incorporation. If the articles of incorporation do not specify the number and composition of the Board of Directors, then the Board of Director’s shall consist of one member, the

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Chief Executive Officer of the corporation. Thereafter, the number and composition of the Board of Directors may be changed from time to time by an action of the shareholders.

4.03 Election

Except as provided for in the bylaw addressing vacancies in the Board of Directors, the Directors shall be elected by a vote of the shareholders at each annual meeting of shareholders or special meeting in lieu of the annual meeting.

4.04 Term of Office

Except in the case of death, written resignation, retirement, disqualification, or removal, each director shall serve until the next succeeding annual meeting or special meeting in lieu of an annual meeting and thereafter until his successor is elected and qualifies or until the number of directors is decreased.

4.05 Removal

One or more directors may be removed from office with or without cause by the shareholders by a majority of the votes entitled to be cast. If the director was elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him. Removal action may be taken at any meeting of shareholders with respect to which the notice stated that the purpose, or one of the purposes, of the meeting is removal of the director, and a removed director’s successor may be elected at the same meeting.

4.06 Vacancies

A vacancy occurring in the Board of Directors, other than by reason of an increase in the number of directors, shall be filled for the unexpired term by the first to take action of (a) the shareholders or (b) the Board of Directors, and if the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy. A vacancy occurring in the Board of Directors by reason of an increase in the number of directors shall be filled in like manner as any other vacancy, but, if filled by action of the Board of Directors, shall only be for a term of office continuing until the next election of directors by the shareholders and until the election and qualification of a successor.

4.07 Committees

The Board of Directors, by resolution, may designate from among its members an executive committee and one or more other committees, each consisting of one or more directors all of whom serve at the pleasure of the Board of Directors. Except as limited by the Code, each committee shall have the authority set forth in the resolution establishing the committee. The provisions of these bylaws as to the Board of Directors and its deliberations shall be applicable to any committee of the Board of Directors. All decisions and actions of any committee created by these bylaws or resulting from the authority granted by these bylaws, shall be subject to the discretionary review and approval of the Board of Directors.

4.08 Compensation

Unless the articles of incorporation provide otherwise, the Board of Directors may determine from time to time the compensation, if any, directors may receive for their services as directors. A

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director may also serve the corporation in a capacity other than that of director and receive compensation, as determined by the Board of Directors, for services rendered in such other capacity.

Article V. Meetings of the Board of Directors

5.01 Regular Meetings

Regular meetings of the Board of Directors shall be held immediately after the annual meeting of shareholders or a special meeting in lieu of the annual meeting. In addition, the Board of Directors may schedule other meetings to occur at regular intervals throughout the year.

5.02 Special Meetings

Special meetings of the Board of Directors may be called by or at the request of the Chief Executive Officer of the corporation, by the sole director of the board or, if the board consists of more than one director, by any two directors in office at that time.

5.03 Quorums

Unless a greater number is required by the articles of incorporation, these bylaws, or the Code, a quorum of the Board of Directors consists of a majority of the total number of directors.

5.04 Adjournments

Whether or not a quorum is present to organize a meeting, any meeting of directors (including an adjourned meeting) may be adjourned by a majority of the directors present to reconvene at a specific time and place. At any reconvened meeting, any business may be transacted that could have been transacted at the meeting that was adjourned. It shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the date, time and place of the reconvened meeting are announced at the meeting that was adjourned.

5.05 Action Without a Meeting

Unless the Code, the articles of incorporation, or these bylaws provide otherwise, any action required or permitted to be taken at any meeting of the Board of Directors, or any action that may be taken at a meeting of an authorized committee of the Board of Directors, may be taken without a meeting if the action is taken by all the members of the Board of Directors (or of the committee, as the case may be). The action must be evidenced by one or more written consents describing the action taken, signed by each director (or each director serving on the committee, as the case may be), and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

5.06 Meetings by Telephone

Any or all directors may participate in a meeting of the Board of Directors, and members of an authorized committee of the Board of Directors may participate in a meeting of the committee (as the case may be), through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting.

5.07 Place of Meetings

Directors may hold their meetings at any place within or without the state of incorporation, as the Board of Directors may from time to time establish for regular meetings or as set forth in the notice of special meetings or, in the event of a meeting held pursuant to waiver of notice, as set forth in the waiver.

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5.08 Notice of Meetings

No notice shall be required for any regularly scheduled meeting of the directors. Unless waived as contemplated in these bylaws, each director shall be given at least five day’s notice of each special meeting stating the date, time, and place of the meeting. It is not required that the purpose of a Directors’ meeting be stated in any notice of such a meeting, whether the meeting is a regular or a special meeting.

5.09 Vote Required for Action

If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors unless the Code, the articles of incorporation, or these bylaws require the vote of a greater number of directors.

A director who is present at a meeting of the Board of Directors, or an authorized committee of the Board of Directors, when corporate action is taken is deemed to have assented to the action taken unless:

(i)	he objects at the beginning of the meeting (or promptly upon his arrival) to holding the meeting or to transacting business at the meeting,

(ii)	his dissent or abstention from the action taken is entered in the minutes of the meeting, or

(iii)	he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting.

The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Article VI. Shareholder and Director Notices

6.1 Delivery of Notice

Whenever these bylaws require notice to be given to any shareholder or director, the notice shall be given in accordance with this bylaw. Notice under these bylaws shall be in writing unless oral notice is reasonable under the circumstances. Any notice to directors may be written or oral. Notice may be communicated in person, by telephone, telegraph, teletype, other form of wire or wireless communication, or by mail or private carrier. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television, or other form of public broadcast communication. Written notice to the shareholders, if in a comprehensible form, is effective when mailed, if mailed with first-class postage prepaid and correctly addressed to the shareholder’s address shown in the corporation’s current record of shareholders.

6.2 When Effective

Except as otherwise provided in this bylaw, written notice, if in a comprehensible form, is effective at the earliest of the following:

(i)	when received or when delivered, properly addressed, to the addressee’s last known

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principal place of business or residence;

(ii)	five days after deposit in the mail, as evidenced by the postmark, if mailed with first-class postage prepaid and correctly addressed, or

(iii)	on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

Oral notice is effective when communicated if communicated in a comprehensible manner.

In calculating time periods for notice, when a period of time measured in days, weeks, months, years, or other measurement of time is prescribed for the exercise of any privilege or the discharge of any duty, the first day shall not be counted but the last day shall be counted.

6.3 Waiver

A shareholder or director may waive any notice before or after the date and time stated in the notice. Except as provided in this bylaw, the waiver must be in writing, be signed by the shareholder or director entitled to the notice, and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

A shareholder’s attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

A director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Unless required by the Code, neither the business transacted nor the purpose of the meeting need be specified in the waiver.

6.4 Notice Following Adjournment

If notice of an adjourned meeting of the shareholders or of the directors was properly given, it shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the date, time and place of the reconvened meeting are announced at the meeting that was adjourned and before adjournment; provided, however, that if a new record date of shares is or must be fixed, notice of the reconvened meeting must be given to persons who are shareholders as of the new record date.

Article VII. Officers

7.01 Number

The officers of the corporation shall consist of a Board Chairman, a President, a Secretary, a Treasurer, and any other officers as may be appointed by the Board of Directors or by an other duly appointed officer pursuant to these bylaws. The Board of Directors shall from time to time create and establish the duties of the other officers. Any two or more offices may be held by the same person.

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7.02 Chairman of Board

The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and shall have authority to execute bonds, mortgages, and other contracts requiring a seal, under the seal of the corporation; to endorse, when sold, assigned, transferred, or otherwise disposed of by the corporation, all certificates or shares of stock, bonds, or other securities issued by other corporations, associations, trusts, whether public or private, or by any government agency thereof, and owned or held by the corporation, and to make, execute, and deliver all instruments or assignments of transfer of any such stocks, bonds, or other securities. The Chairman of the Board may, with the approval of the Board of Directors, or shall, at the direction of the Board of Directors, delegate any or all of such duties to the President.

7.03 President

The President shall be the Chief Executive Officer of the corporation and shall have general supervision of the business of the corporation. The President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall perform such other duties as may from time to time be delegated by the Board of Directors. In the absence of the Chairman of the Board, the President shall have authority to do any and all things delegated to the Chairman of the Board of Directors.

7.04 Vice President

In the absence or disability of the President, or at the direction of the President, the Vice President, if any, shall perform the duties and exercise the powers of the President. If the corporation has more than one Vice President, the one designated by the Board of Directors shall act in lieu of the President. Vice Presidents shall perform whatever duties and have whatever powers the Board of Directors may from time to time assign.

7.05 Secretary

The Secretary shall be responsible for preparing minutes of the acts and proceedings of all meetings of the shareholders, the Board of Directors, and any Committees thereof. The Secretary shall have authority to give all notices required by the Code or these bylaws. The Secretary shall be responsible for the custody of the corporate books, records, contracts, and other documents. The Secretary may affix the corporate seal to any lawfully executed documents and shall sign any instruments as may require his or her signature. The Secretary shall authenticate records of the corporation. The Secretary shall perform whatever additional duties and have whatever additional powers the Board of Directors may from time to time assign. In the absence or disability of the Secretary or at the direction of the President, any assistant secretary may perform the duties and exercise the powers of the Secretary.

7.06 Treasurer

The Treasurer shall be responsible for the custody of all funds and securities belonging to the corporation and for the receipt, deposit, or disbursement of funds and securities under the direction of the Board of Directors. The Treasurer shall cause to be maintained full and true accounts of all receipts and disbursements and shall make reports of the same to the Board of Directors and the President upon request. The Treasurer shall perform all duties as may be assigned to him from time to time by the Board of Directors.

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7.07 Appointment, Term, and Removal

All officers shall be appointed by the Board of Directors or by a duly appointed officer pursuant to these bylaws and shall serve at the pleasure of the Board of Directors or the appointing officers, as the case may be. All officers, however appointed, may be removed with or without cause by the Board of Directors, and any officer appointed by another officer may also be removed by the appointing officer with or without cause.

7.08 Compensation

The compensation of all officers of the corporation appointed by the Board of Directors shall be fixed by the Board of Directors.

7.09 Bonds

The Board of Directors may, by resolution, require any or all of the officers, agents, or employees of the corporation to give bonds to the corporation, with sufficient surety or sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with any other conditions as from time to time may be required by the Board of Directors.

Article VIII. Indemnification

8.01 Basic Indemnification Arrangement

Except as provided in these bylaws, the corporation shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if:

(i)	Such Director or Officer conducted himself in good faith and reasonably believed:

(a)	In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

(b)	In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

(c)	In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful, or

(ii)	Such Director’s or Officer’s conduct with respect to an employee benefit plan, which is the subject of the proceeding, was for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the requisite standard of conduct described in this bylaw.

The corporation may not indemnify a director or officer under this Article:

(i)

In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the requisite standard of conduct under this bylaw; or

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(ii)	In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

8.02 Advances for Expenses

The corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses, including counsel fees, incurred by a director or officer who is a party to a proceeding because he or she is a director or officer if he or she delivers to the corporation:

(i)	A written affirmation of his or her good faith belief that he or she has met the requisite standard of conduct described in the Basic Indemnification Arrangement bylaw or that the proceeding involves conduct for which such person’s liability has been eliminated under the corporation’s articles of incorporation; and

(ii)	His or her written undertaking to repay any funds advanced if it is ultimately determined that the director or officer is not entitled to indemnification under this Article or the Code. This undertaking to repay must be an unlimited general obligation of the director or officer but need not be secured and may be accepted without reference to the financial ability of the director or officer to make repayment.

Authorizations for expense advancements shall be made:

(i)	By the board of directors:

(a)	by a majority vote of a quorum consisting of disinterested directors, or

(b)	if such a quorum is not obtainable (or is obtainable and a majority vote of a quorum of disinterested directors so directs), by independent legal counsel in a written opinion; or

(ii)	By a majority vote of the shareholders; however, shares owned or voted under the control of a director or officer who at the time does not qualify as a disinterested director or disinterested officer with respect to the proceeding may not be voted on the authorization.

8.03 Court-Ordered Indemnification and Advances for Expenses

A director or officer who is a party to a proceeding because he or she is a director or officer may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. Pursuant to the Code, after receipt of an application and after giving any notice it considers necessary, the court shall:

(i)	Order indemnification or advance for expenses if it determines that the director or officer is entitled to indemnification; or

(ii)

Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or officer, or to advance expenses to the director or officer, even if the director or officer has not met the relevant standard of conduct, failed to comply with the requirements for advance of expenses, or was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. However, if the director or officer was adjudged so liable, the indemnification shall be

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limited to reasonable expenses incurred in connection with the proceeding.

If the court determines that the director or officer is entitled to indemnification or advance for expenses, it may also order the corporation to pay the director’s or officer’s reasonable expenses to obtain court-ordered indemnification or advance for expenses.

8.04 Determination and Authorization of Indemnification

The corporation acknowledges that indemnification of a director or officer according to these bylaws has been pre-authorized by the corporation as permitted by the Code. Nevertheless, the corporation shall not indemnify a director or officer under these bylaws unless a determination has been made for the specific proceeding that indemnification of the director or officer is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in the Basic Indemnification Arrangement. However, regardless of the result or absence of any such determination, the corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

The determination of indemnification shall be made:

(i)	by the board of directors:

(a)	by a majority vote of a quorum consisting of disinterested directors; or

(b)	if such a quorum is not obtainable or is obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(ii)	by a majority vote of the shareholders, but shares owned by or voted under the control of a director or officer who at the time does not qualify as a disinterested director or disinterested officer may not be voted on the determination.

As acknowledged above, the corporation has pre-authorized the indemnification of directors and officers hereunder, subject to a determination for a specific proceeding that the director or officer met the relevant standard of conduct under the Basic Indemnification Arrangement. Consequently, no further decision need or shall be made on a case-by-case basis as to the authorization of the corporation’s indemnification of directors or officers hereunder. Nevertheless, evaluation as to reasonableness of expenses of a director or officer for a specific proceeding shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, evaluation as to reasonableness of expenses shall be made by the Board of Directors, the members of which may or may not be disinterested.

8.05 Indemnification of Employees and Agents

The corporation may indemnify and advance expenses under these bylaws to an employee or agent of the corporation who is not a director or officer to the extent, consistent with public policy, that such indemnification and advances may be provided to a director or officer.

8.06 Shareholder Approved indemnification

If authorized by the articles of incorporation, the bylaws, or by a contract or resolution

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approved or ratified by the shareholders of the corporation by a majority of the votes entitled to be cast, the corporation may indemnify or obligate itself to indemnify a director or officer made a party to a proceeding, including a proceeding brought by or in the right of the corporation, without regard to the limitations in other sections of these bylaws, but shares owned or voted under the control of a director or officer who at the time of such authorization does not qualify as a disinterested director or disinterested officer with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

Nevertheless, the corporation shall not indemnify a director or officer under this bylaw for any liability incurred in a proceeding in which the director or officer is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

(i)	for any appropriation, in violation of his or her duties, of any business opportunity of the corporation,

(ii)	for acts or omissions which involve intentional misconduct or a knowing violation of law,

(iii)	for assenting to an unlawful distribution as defined in the Code, or

(iv)	for any transaction from which he or she received an improper personal benefit.

Where approved or authorized according to this bylaw, the corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if

(i)	The director or officer furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in this bylaw which would prevent indemnification; and

(ii)	The director or officer furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under this bylaw.

8.07 Insurance

The corporation may purchase and maintain insurance on behalf of an individual

(i)	who is a director, officer, employee, or agent of the corporation, or

(ii)	who, while a director, officer, employee, or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under these bylaws or the Code.

8.09 Witness Fees

Nothing in these bylaws shall limit the corporation’s power to pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

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8.10 Report to Shareholders

To the extent and in the manner required by the Code from time to time, if the corporation indemnifies or advances expenses to a director or officer in connection with a proceeding by or in the right of the corporation, the corporation shall report the indemnification or advance to the shareholders.

8.11 Effect of Amendments

No amendment, modification, or rescission of these bylaws, or any provision of the bylaws, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any person with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

Article IX. Stock Certificates

9.01 Authorization and Issuance

In accordance with the Code, the Board of Directors may authorize shares of any class or series provided for in the corporation’s Articles of Incorporation to be issued for any consideration valid under the provisions of the Code. To the extent provided in the Articles of Incorporation, the Board of Directors shall determine the preferences, limitations, and relative rights of the shares.

9.02 Form

The interest of each shareholder in the corporation shall be evidenced by a certificate or certificates representing shares of the corporation which shall be in such form as the Board of Directors from time to time may adopt. Share certificates shall be numbered consecutively, shall be in registered form, shall indicate the date of issuance, the name of the corporation, that it is organized under the laws of the state of incorporation, the name of the shareholder, the number and class of shares, and the designation of the series, if any, represented by the certificate. Each certificate shall be signed by any one of the President, a Vice President, the Secretary, or the Treasurer. The corporate seal need not be affixed.

9.03 Registered Shareholders

Prior to due presentation for transfer of registration of its shares, the corporation may treat the registered owner of the shares as the person exclusively entitled to vote the shares, to receive any share dividend or distribution with respect to the shares, and for all other purposes. The corporation shall not be bound to recognize any equitable or other claim to or interest in the shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

9.04 Transfer of Shares

Transfers of shares shall be made upon the transfer books of the corporation, kept at the principle office of the corporation (or at the office of the transfer agent designated to transfer the shares, if any) only upon direction of the person named in the certificate, or by his or her attorney lawfully constituted in writing. Before a new certificate is issued, the old certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the requirements of the bylaw governing lost, stolen, or destroyed certificates shall have been met.

9.05 Record Date

For the purpose of determining shareholders entitled to notice of a shareholders’ meeting, to

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demand a special meeting, to vote, or to take any other action, the Board of Directors may fix a future date as the record date, which date shall be not more than seventy (70) days prior to the date on which the particular action requiring a determination of shareholders is to be taken. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If no record date is fixed by the Board of Directors, the record date shall be determined in accordance with the provisions of the Code.

For the purpose of determining shareholders entitled to a distribution (other than one involving a purchase, redemption, or other reacquisition of the corporation’s shares) or a share dividend, the Board of Directors may fix a date as the record date, if no record date is fixed by the Board of Directors, the record date shall be determined in accordance with the provisions of the Code.

9.06 Lost, Stolen, or Destroyed Certificates

Any person claiming a share certificate to be lost, stolen, or destroyed shall make an affidavit or affirmation of the fact in the manner required by the Board of Directors and, if the Board of Directors requires, shall give the corporation a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon an appropriate new certificate may be issued in lieu of the one alleged to have been lost, stolen or destroyed.

Article X. Miscellaneous

10.01 Fiscal Year

The fiscal year of the corporation shall be a twelve-month period, beginning January 1 and ending on December 31 each year, unless the Board of Directors, by resolution, fixes the fiscal year as an other time period.

10.02 Corporate Seal

If the Board of Directors determines that there should be a corporate seal for the corporation, it shall be in the form as the Board of Directors may from time to time determine.

10.03 Corporate Records

The Board of Directors shall have the power to determine which accounts, books, and records of the corporation shall be opened to the inspection of the shareholders, except those as may by law specifically be made open to inspection. The Board of Directors shall have the power to fix reasonable rules and regulations not in conflict with the applicable law for the inspection of accounts, books, and records which by law or by determination of the Board of Directors shall be open to inspection.

10.04 Annual Financial Statements

In accordance with the Code, the corporation shall prepare and provide to the shareholders such financial statements as may be required by the Code.

10.05 Amendments

The Board of Directors shall have the power to alter, amend, or repeal these bylaws or adopt new bylaws, but any bylaws adopted by the Board of Directors may be altered, amended, or repealed,

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and new bylaws adopted, by the shareholders. The shareholders may prescribe, by expressing in the action they take in adopting or amending any bylaw or bylaws, that the bylaw or bylaws so adopted or amended shall not be altered, amended or repealed by the Board of Directors.

10.06 Conflict with Articles of Incorporation or Law; Severability

In the event that any provision of these bylaws conflicts with any provision of the Articles of Incorporation, the Articles of Incorporation shall govern. In the event that any of the provisions of these bylaws (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions of the bylaws shall remain enforceable to the fullest extent permitted by law.

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